Exhibit 99

Media Contact:

Tim Sommer

(314) 578-7672

timothy.sommer@graybar.com

Graybar SVP of Human Resources Announces Upcoming Retirement

Beverly L. Propst to Retire in January

ST. LOUIS, Mo., September 10, 2026 – Graybar, a leading distributor of electrical, industrial, automation and connectivity products and provider of related supply chain management and logistics services, today announced the retirement of Senior Vice President - Human Resources, Beverly L. Propst, effective January 1, 2027.

A licensed attorney, Propst joined Graybar in 2002 as a Corporate Counsel in Graybar’s Legal Department. She was promoted to Senior Corporate Counsel in 2003 and was named Vice President - Human Resources in 2008. In 2009, Propst was elected to Graybar’s Board of Directors and promoted to her current position of Senior Vice President - Human Resources.

“Throughout her career, Beverly has demonstrated a deep commitment to Graybar’s long-term success and our culture of employee ownership,” said Graybar’s Chairman, President and CEO Kathleen M. Mazzarella. “We thank Beverly for her many contributions to our business, and we wish her all the best in retirement.”

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, industrial, automation and connectivity products, and specializes in related supply chain management and logistics services. Through its network of 355 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network, automate and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

###